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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT
                           AND PLAN OF REORGANIZATION



         This Agreement ("Agreement") is entered into as of September 15, 1999, by and between CUMULUS MEDIA Inc., a Nevada corporation, or its wholly-owned subsidiary created for the purpose of implementing this transaction, Broadcast Software International Inc., a corporation of Nevada ("Buyer"), and Broadcast Software INTERNATIONAL INC., an Oregon corporation ("BSI"), and RON BURLEY, an individual resident of Oregon ("Burley"). BSI and Burley are referred to collectively as the "Seller." The Buyer and the Seller are referred to individually as the "Party" or collectively as the "Parties." Capitalized terms used in this Agreement are defined in Section 7 hereof.

         Subject to the terms and conditions of this Agreement, the Buyer hereby agrees to purchase substantially all of the assets of the Seller in return for cash and stock of Buyer.

         Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. BASIC TRANSACTION.

              A. PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer, convey and deliver to Buyer all of the Acquired Assets at the Closing for the consideration specified below in this Section 1.

              B. ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller, and the Seller agrees to pay and discharge all Liabilities and obligations of the Seller.

              C. PURCHASE PRICE. The Buyer agrees to pay to the Seller, as consideration for the Acquired Assets, the purchase price (the "Purchase Price") consisting of the following:

              (i) Seller acknowledges that Buyer on August 20, 1999, paid the Seller cash in the amount of Five Hundred Thousand and no/100 Dollars ($500,000), by wire transfer of immediately available U.S. funds, as a deposit toward the Purchase Price; and

              (ii) on the Closing Date, the Buyer shall issue to the Seller One Hundred Fifty-Two Thousand, Six Hundred Thirty-Six (152,636) Class A Common Shares of Cumulus Media Inc. (the "Shares"). The Shares shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act") only in certain limited circumstances. The Shares shall also be subject to the restrictions



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specified in this Agreement. Each certificate of the Shares to be issued pursuant to this Agreement shall bear the following legend:

              "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE STOCKHOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER DESCRIBED IN THAT CERTAIN ASSET PUCHASE AGREEMENT DATED AS OF SEPTEMBER 15, 1999 BY AND AMONG CUMULUS MEDIA INC., BROADCAST SOFTWARE INTERNATIONAL, INC. AND MR. RON BURLEY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF THE COMPANY."



              D. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed location, commencing at 1:00 p.m. on the date of execution of this Agreement, or such other date as the Parties may mutually determine (the "Closing Date").

              E. DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 4(a) below; (ii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents), and bills of sale in form acceptable to the Buyer, (B) such affidavits, transfer tax returns, memorandums of lease, and such other documents as may be necessary to provide public notice of existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and their counsel reasonably may request; (iii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in
Section 4(b) below; and (iv) the Buyer will deliver to the Seller the consideration specified in Section 1(c) above.



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              F. EMPLOYMENT AGREEMENTS. On the Closing Date, the Seller shall execute, and shall cause Mr. Ron Burley and Mr. Frank Klekner to execute Employment Agreements including covenants not to compete with the Buyer.

         2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Seller's disclosure schedule attached to this Agreement (the "Disclosure Schedule").

              A. ORGANIZATION OF THE SELLER. BSI is a Subchapter S corporation duly organized, validly existing, and in good standing under the laws of Oregon. BSI does not have any Subsidiaries. BSI has the power and authority to own or lease its properties and to carry on all business activities now conducted by it. BSI is qualified to do business and is in good standing, where applicable, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by makes such qualification necessary. True, accurate and complete copies of BSI's Articles of Incorporation and Bylaws, as in effect on the date hereof, have been delivered to Buyer. BSI is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. The sole shareholder of BSI is Burley.

              B. AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and all agreements and instruments to be executed and delivered by Seller pursuant to this Agreement (collectively, the "Ancillary Agreements") and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Shareholders and Board of Directors of BSI have duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by BSI. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Seller, enforceable in accordance with their respective terms and conditions.

              C. NONCONTRAVENTION. Assuming the receipt of the consent of Seller's landlord as more fully described in Section 2(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or


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governmental agency in order for the Parties to enter into this Agreement or the
Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

              D. TITLE TO ACQUIRED ASSETS. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

              E. FINANCIAL STATEMENTS. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, and cash flow as of and for the fiscal year ended December 31, 1998 for the Seller; and (ii) unaudited balance sheets and statements of income, as of and for each month during 1998 and each month to date in 1999 for the Seller. The Financial Statements have been prepared in conformity with the Seller's normal accounting policies, practices and procedures applied on a consistent basis, throughout the periods covered thereby, are correct and complete, fairly present the financial condition of the Seller and the results of operation of Seller at the dates and for the periods indicated, and are consistent with the books and records of the Seller (which books and records are correct and complete). The Financial Statements accurately state the revenues of the Seller for the period indicated therein and include an accurate breakout of cash and trade revenues.

              F. EVENTS SUBSEQUENT TO JANUARY 1, 1999. Since January 1, 1999, except as set forth in Section 2(f) of the Disclosure Schedule, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller. Without limiting the generality of the foregoing, since January 1, 1999:

                   (i) other than this Agreement, the Seller has not entered into any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

                   (ii) the Seller has not delayed or postponed (beyond its normal practice in the Ordinary Course of Business) the payment of accounts payable and other Liabilities;

                   (iii) the Seller has not altered its credit and collection policies or its accounting policies;

                   (iv) other than in the Ordinary Course of Business, the Seller has not entered into or terminated any employment arrangement, employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;



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                   (v)    other than in the Ordinary Course of Business, there
         have been no changes and, to Seller's knowledge, any threatened changes in employment terms for any of its directors, officers, and employees;

                   (vi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller; and

                   (vii)  the Seller has not committed to any of the foregoing.

              G. TAX MATTERS. The Seller has timely and properly filed all Tax Returns that it was required to file with respect to the Seller's operations. All such Tax Returns were correct and complete and properly reflect the tax liability of the Seller. No Tax deficiencies have been proposed or assessed against the Seller. All Taxes owed by the Seller with respect to its operations (whether or not shown on any Tax Return) have been paid. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No claim has ever been made by any authority in any jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              H. TANGIBLE ASSETS. Section 2(h) of the Disclosure Schedule sets forth a listing of all of the tangible personal property used in conducting the business of the Seller. The Seller owns or leases all tangible assets necessary for the conduct of the operation and business of the Seller's business as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule. All of the tangible personal property included in the Acquired Assets is (a) in good operating condition and repair, ordinary wear and tear excepted, and (b) maintained in accordance with sound maintenance practices. The Acquired Assets are sufficient for the operation of Seller's business in the ordinary course and are suitable for the purposes for which they are being used.

              I. REAL PROPERTY. Section 2(i) of the Disclosure Schedule lists and describes briefly all real property leased to the Seller (including, without limitation, complete legal descriptions for all of the Real Estate). The Seller does not own and has never owned any real property. The Seller has delivered to the Buyer correct and complete copies of the Leases. With respect to the Real
Estate:

                   (i) the Leases are and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

                   (ii) no party to any Lease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;



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                   (iii)  there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

                   (iv) to the Seller's Knowledge, none of the properties subject to the Leases is subject to any lease (other than Leases), option to purchase or rights of first refusal;

                   (v) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder;

                   (vi) to the Seller's Knowledge, all facilities on the Real Estate have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                   (vii) to the Seller's Knowledge, the owner of each leased facility has good and marketable title to the underlying parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for Permitted Real Estate Encumbrances and Seller's leasehold interest in each Lease has priority over any other interest except for the fee interest therein and Permitted Real Estate Encumbrances.

              J. CONTRACTS. Section 2(j) of the Disclosure Schedule lists any written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business. The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 2(j) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing (if the arrangement has not expired according to its terms); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(j) of the Disclosure Schedule under the terms of this Section 2(j). Except for the Assumed Contracts, the Buyer shall not have any Liability or obligations for or in respect of any of the contracts set forth in Section 2(j) of the Disclosure Schedule or any other contracts or agreements of the Seller.


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              K. PRODUCT WARRANTIES. All software and other products and services manufactured, sold, or licensed by Seller have been in conformity with all applicable contractual commitments, all express or implied warranties, and all specifications, documentation, performance standards, representations or statements provided with respect thereto by or on behalf of the Seller. No liability for any warranty claims exists for the placement of such software or other products. All product labeling of the Seller is in conformity with all applicable Laws. There are no pending or threatened claims by any of Seller's customers for the correction of any so-called computer software "bug" and the Seller does not know of any so-called "bugs" which may form the basis for any such claim.

              L. INTELLECTUAL PROPERTY.

              (1) For purposes of this Agreement, "Intellectual Property" means inventions, designs, models, processes, formulations, know-how and schematics, whether or not patented and/or patentable, patents and patent applications, trade names, trademarks, service marks and Internet domain names, and copyrights and registrations thereof and/or registration applications therefor, mask works, algorithms, authoring tools, computer software programs or applications (in both source code and object code form), including, without limitation, the Software as defined below, and web-sites that are used or currently proposed to be used in the business of the Seller, and documentation relating thereto or explaining the use thereof, and the goodwill related to any of the foregoing.

              (2) Section 2(l)(2) of the Disclosure Schedule identifies (i) all patents owned and patent applications made by the Seller, and the jurisdictions in which each such patent has been issued or in which each such application has been filed; (ii) all trade names, trademarks, service marks and Internet domain names used by the Seller, whether or not owned by the Seller, (iii) all registrations made and all registration applications filed by the Seller for trade names, trademarks, service marks and Internet domain names owed by the Seller, and the jurisdictions by which each such registration has been issued or in which each such application has been filed, (iv) all registrations made and registration applications filed by the Seller for copyrights owned by the Seller, and each jurisdiction by which each such registration has been issued or in which each such application has been filed. To the Seller's Knowledge, all of the patents and registrations listed on Section 2(l)(2) are valid and subsisting, and no such patent or registration has been declared invalid or, in whole or in part, been abandoned, dedicated, disclaimed or allowed to lapse for nonpayment of fees or taxes or for any other reason.

              (3) Section 2(l)(3) of the Disclosure Schedule lists all licenses, sublicenses and other agreements under which the Seller is authorized to use any Intellectual Property owned by any third party and the royalty payments payable by the Seller in connection therewith (the "Third Party Intellectual Property").

              (4) Except for the rights existing under the agreements referred to in Section 2(l)(6), below, the Seller is the sole and exclusive owners of, with all right, title and interest in and to, free of all liens, valid claims and encumbrances, all Intellectual Property, other than Third Party Intellectual Property. No claims with respect to the Seller's Intellectual Property or the



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Third Party Intellectual Property (to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property by the Seller) are pending or, to the Seller's Knowledge, threatened by any person, nor does the Seller know of any valid ground for any claim (i) to the effect that the development, marketing, licensing or use of any product or Intellectual Property as now marketed, licensed or used by the Seller infringes upon any Intellectual Property belonging to another person, (ii) against the use and/or distribution of any Intellectual Property by the Seller, (iii) challenging the ownership, validity or effectiveness of any of the Seller's Intellectual Property, (iv) challenging the Seller's license or legally enforceable right to use any Third Party Intellectual Property, or (v) to the effect that the Seller is obligated to pay any compensation with respect to ownership, sale, use or disposition of the Intellectual Property. To the Seller's Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Seller's Intellectual Property by any third party, including any employee or former employee of the Seller.

              (5) Copies of all algorithms, tools and other software and all source and object programs and codes and related documentation incorporated in, used in or related to the Seller's products are located either at the Seller's principal executive offices, or at an off-premise site under the Seller's control as identified in Section 2(l)(5) of the Disclosure Schedule. Such algorithms, tools, software, programs, codes and documentation are fully usable and understandable by persons ordinarily skilled in computer programming and are sufficient to permit the maintenance and further development of all software products and rights currently marketed and licensed by the Seller. Without limitation, the Seller's source code includes a full source language statement of the programs comprising all of the software developed by the Seller, including any support utilities which are not commercially available and which are required to build the object code from the source code.

              (6) Section 2(l)(6) of the Disclosure Schedule lists all licenses, sublicenses and other agreements under which any person is authorized to use any Intellectual Property owned by the Seller.

              (7) Section 2(l)(7) of the Disclosure Schedule lists each person who has authored any portion of the programs developed or marketed by the Seller (not including Third Party Intellectual Property incorporated therein). Section 2(l)(7) of the Disclosure Schedule identifies all contracts executed by such persons for the benefit of the Seller with respect to code authored by such persons.

              (8) The Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales agreements arising in the ordinary course of business.

              (9) The Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property, the breach of which would have a material adverse effect on the Seller's business.



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              (10) The Seller has taken all commercially reasonable and
customary measures and precautions necessary to protect and maintain the confidentiality of all Intellectual Property (except such Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all proprietary assets. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by the Seller or licensed to a third party has been pursuant to the terms of a written agreement between the Seller and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Seller has been pursuant to the terms of a written agreement between the Seller and the owner of such Confidential Information, or is otherwise lawful.

              (11) With respect to the broadcast automation software sold by the Seller (the "Software"):

              (i) The Software performs substantially in accordance with its functional specifications and related documentation. The Seller has provided the Corporation with all fault logs and other logs and other records relating to the Software and any defects or deficiencies in the possession of the Seller.

              (ii) Except as set forth on Section 2(l)(11) of the Disclosure Schedule, the Seller has not disclosed the source code for any of the Software or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person or entity other than employees or contractors of Seller who are bound by confidentiality agreements in substantially the form disclosed to Buyer. Except as set forth in Section 2(l)(11) of the Disclosure Schedule, none of the Software has been placed in escrow or is subject to other arrangements pursuant to which the source code has been or could be delivered or disclosed to any third party.

              M. INSURANCE. Section 2(m) of the Disclosure Schedule sets forth a complete and accurate description of all Seller's insurance coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms through the Closing Date.

              N. LITIGATION. The Seller is not: (i) subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Seller has no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, or investigation against the Seller.

              O. EMPLOYEES. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work in the business of the Seller. To the Knowledge of the Seller, no key employee or





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group of employees has any plans to terminate employment with the Seller. The
Seller is not a party to or bound by any collective bargaining or similar agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Seller. The Seller has no Knowledge of any Basis for any claim by past or current employees of the Seller or applicants for employment that the Seller or its management has discriminated based on each individuals race, sex, national origin, religion, ethnicity, handicap or any other protected characteristic under applicable law.

              P. EMPLOYEE BENEFITS. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes or is required to contribute for the benefit of any current or former employee of the Seller and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyer. Each Employee Benefit Plan (and each related trust or insurance contract) complies and at all times has complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Seller. There are no pending or, to the Knowledge of the Seller, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

              Q. ENVIRONMENT, HEALTH, AND SAFETY.

                   (i) The Seller is, and at all times in the past has been, in compliance in all material respects with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and the Seller has no Liability (and to Seller's Knowledge there is no Basis related to the past or present operations of the Seller or its predecessors for any present or future Liability) under any Environmental Law. The Seller has no Liability (and to Seller's Knowledge there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

                   (ii) The Seller has obtained and at all times has been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws or law of any federal, state, or local or foreign government relating to worker health and safety.


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                   (iii)  To Seller's Knowledge, all properties and equipment used in the Seller's operations and the Acquired Assets have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances. To Seller's Knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate. To Seller's Knowledge, no above ground or underground storage tanks have ever been located at, on or under the Real Estate. The Seller has delivered to the Buyer a complete copy of all environmental claims, reports, studies, compliance actions or the like of the Seller or which are available to the Seller with respect to any of the Real Estate or any of the Acquired Assets.

              R. LEGAL COMPLIANCE. The Seller has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof). The Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws.

              S. BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

              T. CUSTOMIZATION PROJECTS. The Seller has engaged and is currently engaged in no customization or software development projects of the Seller in process, or pending proposals regarding customization or software development projects for third party customers.

              U. TRANSACTIONS WITH AFFILIATES. Neither Seller nor its affiliates has had (a) any interests in any entity which has purchased, sold or furnished to Seller any goods or services, (b) a beneficial interest in any contract, lease commitment or understanding to which the Seller is a party or by which it is bound or affected, (c) any interest or claim against the Seller or any of its assets, or (d) any interest in any assets used by Seller in its business.

              V. YEAR 2000 COMPLIANCE.

              (1) All data processing systems, other computer systems, chips, firmware and software owned, used, affecting or relied upon by Seller ("Computer Systems") will be usable to, during and after the calendar year 2000, and will operate during such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. The Computer Systems will manage and manipulate data involving dates, including but not limited to single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such date(s).

              (2) There is no deficiency or inadequacy in the manufacture, design or formulation of any of Seller's products (including, without limitation, the Software) which may hereafter give rise to any such failure or results in an product liability claim arising out of deficiencies or inadequacies relating to the year 2000.

              W. UNDISCLOSED COMMITMENTS OR LIABILITIES. There are no material commitments, liabilities or obligations relating to the business of the Seller, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Seller of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements.

              X. INVESTMENT REPRESENTATIONS.

              (a) The Seller represents and warrants that it is acquiring the Shares solely for investment, solely for its own account and not with a view to or for the resale or distribution thereof except as permitted under the Securities Act and except as follows: (1) BSI intends to transfer some or all of the Shares to Burley upon the liquidation of BSI after the Closing (or to such entities wholly controlled by, or individuals related to, Burley upon the prior approval of the Buyer and its counsel); (2) Burley may transfer Shares to entities wholly controlled by, or individuals related to, Burley upon the prior approval of Buyer and its counsel; (3) BSI or Burley may transfer up to 22,896 of the Shares to Mr. Frank Klekner, if Klekner makes investment representations and warranties as Buyer and its counsel deem sufficient to qualify for an exemption to applicable securities registration requirements governing transfer of the shares, and if Klekner consents to the same rights of first refusal and restrictions on transfer of the Shares contained in this Agreement, all to be contained in a written document to be executed by Klekner in form reasonably acceptable to Company and its counsel; provided, however, that if such Shares are transferred to Klekner, on and after September 15, 2000 only 11,000 of the Shares transferred to Klekner shall be subject to the Repurchase Rights, as set forth Section 5(g) below, and any additional Shares transferred to Klekner shall not be subject to Repurchase Rights.

              (b) Seller understands that it may sell or otherwise transfer the Shares only if such transaction is duly registered under the Securities Act, under a registration statement or otherwise, or if Seller shall have received the favorable opinion of counsel to Seller to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act, and registration or qualification in every applicable state. The certificates representing the Shares will be legended to reflect these restrictions, and stop transfer instructions will apply. The Seller acknowledges that the Shares are not currently registered, that there are no current plans for the Shares to be registered, and that the Shares are not a liquid investment.

              (c) The Seller has the knowledge and experience to evaluate the Company and the risks and merits relating thereto.

              (d) The Seller represents and warrants that it is an "accredited investor" as such term is defined in Rule 501 of the Regulation D promulgated pursuant to the Securities Act, and shall be such on the date any of the Shares is issued to Stockholder; Seller acknowledges that it is able to bear the economic risk of losing its entire investment in the shares and understands that an investment in the Company involves substantial risks; Seller has the power and authority to enter into this Agreement; and the execution and delivery of, and performance under this Agreement shall not conflict with any rule, regulation, judgment or agreement applicable to Seller. Seller has had the opportunity to discuss, and has discussed, the Company's affairs with the Company's officers.

              (e) The warranties and representations of the Seller contained in this Section shall be true and correct on the Closing Date and shall survive the consummation of the transaction contemplated by this Agreement

              Y. DISCLOSURE. The representations and warranties contained in this Section 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not misleading.

         3. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Disclosure Schedule.

              A. ORGANIZATION OF THE BUYER. Cumulus Media Inc. is a corporation duly organized, validly existing, and in good standing under the laws of Illinois, and through its subsidiary "Broadcast Software International Inc., a corporation of Nevada," is duly qualified, validly existing, and in good standing under the laws of Nevada, and is qualified to do business in the State of Oregon. Cumulus Broadcasting, Inc. is a subsidiary of Cumulus Media Inc., which is duly organized, validly existing, and in good standing under the laws of Illinois.

              B. AUTHORIZATION OF TRANSACTION. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. This Agreement and the Ancillary Agreements constitute legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms and conditions.

              C. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer are a party or by which they are bound or to which any of their assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1
(e) above).

              D. SECURITIES REPORTS AND FINANCIAL STATEMENTS. The Buyer has filed with the Securities and Exchange Commission (the "SEC") all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it prior to the date hereof under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder (collectively, the "Cumulus SEC Reports"). As of their respective dates, the Cumulus SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited combined and consolidated financial statements for the year ended December 31, 1998 of Cumulus Media Inc. (the "Cumulus Financial Statements") which heretofore have been provided to Seller, have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Cumulus Media Inc. as of the dates thereof and the results of their operations and changes in financial position for the period then ended.

              E. BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         4. CONDITIONS TO OBLIGATION TO CLOSE.

              A. CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of Buyer to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                   (i)    the representations and warranties set forth in
         Section 2 above shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date;

                   (ii) no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the parties if such transactions are consummated, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                   (iii) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 4(a)(i) through (ii) is satisfied in all respects;

                   (iv) Mr. Ron Burley shall have entered into the Employment Agreement with Buyer;

                   (v) Mr. Frank Kleckner shall have entered into the Employment Agreement with Buyer;

                   (vi) the Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit A attached hereto, addressed to the Buyer and its lender and dated as of the Closing Date;

                   (vii) the Parties shall have agreed to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be delivered at Closing; and

                   (viii) all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

              B. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                   (i)    the representations and warranties set forth in
         Section 3 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

                   (ii) no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the Parties if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                   (iii) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
         Section 4(b)(i)-(ii) is satisfied in all respects;

                   (iv) Mr. Ron Burley shall have entered into the Employment Agreement with Buyer; and

                   (v) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.


         5. POST-CLOSING COVENANTS.

              The Parties agree as follows with respect to the period following the Closing:

              A. GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below).

              B. TAX-FREE TREATMENT; LIQUIDATION OF BSI. The Parties shall use commercially reasonable efforts to cause the transaction contemplated by this Agreement to be treated as a tax-free reorganization for federal, state and foreign income tax purposes. To effectuate this intent, in part, Seller covenants that it will liquidate and wind up the affairs of BSI promptly after the Closing. In conjunction with the liquidation, Seller will notify the state corporation office of its intent no longer to use the name Broadcast Software International, Inc., so that such corporate name will be free for Buyer's use as soon as possible following the Closing.

              C. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

              D. ADJUSTMENTS. Operation of the business of the Seller and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Buyer. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Buyer as of the Closing Date in accordance with the foregoing principle. In addition, all commissions payable with respect to the accounts receivable of the Seller (whether due before or after Closing) shall be solely for the account and responsibility of the Seller. Contractual arrangements that do not reflect an equal rate of compensation over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Buyer.

              E. CONSENTS. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyer elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Seller shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval has been obtained, the Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the Seller's interest in the benefits under any such Assumed Contract, including performance by the Seller as agent, if economically feasible; provided, however, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyer would have been responsible therefor if such consent or assignment had been obtained.

              F. ACCESS FOR AUDITS. Seller acknowledges the Buyer is a subsidiary of a publicly traded company and as such may have responsibilities under SEC rules and regulations to obtain audits of the Seller for the period prior to the date of this Agreement. Seller agrees to use best efforts, before or after Closing to prepare such audits at Buyer' request and at Buyer' expense, and to provide such access to its historical records as may be reasonably necessary for Buyer to comply with their financial reporting obligations.

              G. RESTRICTIONS ON TRANSFER OF SHARES; RIGHT OF FIRST REFUSAL. Seller hereby agrees that it shall not sell, transfer, pledge or otherwise convey the Shares except in compliance with the procedures in this Section 5(g). Seller grants Buyer a right of first refusal to purchase the Shares, as follows:

         (a) The Buyer's right of first refusal (the "Repurchase Rights") as described in this Section 5(g) shall apply to a certain number of the Shares held by Seller according to the following schedule:

              September 15, 1999 to September 14, 2000: 152,636 shares September 15, 2000 to September 14, 2001: 122,109 shares September 15, 2001 to September 14, 2002: 91,519 shares September 15, 2002 to September 14, 2003: 61,054 shares September 15, 2003 to September 14, 2004: 30,527 shares

              On and after September 15, 2004, Seller shall have no Repurchase Rights with respect to any of the Shares.

         (b) In the event Seller receives a written offer from a third party to purchase some or all of the Shares (the "Offer"), within fifteen (15) days of the receipt of the offer, Seller shall provide written notice to Buyer enclosing a copy of the Offer. Buyer shall have the opportunity to purchase from Seller the portion of the Shares subject to Repurchase Rights, on the same terms and conditions as proposed in the Offer. Within thirty (30) days of the receipt of notice of the Offer, Buyer will notify Seller whether it wishes to exercise its Repurchase Rights with respect to some or all of the Shares subject to the Repurchase Rights.

         (c) In the event Buyer elects to exercise the Repurchase Rights, Buyer and Seller shall agree on a mutually convenient closing date and shall execute such further agreements and documents as may be necessary to effectuate the purchase of the shares by Buyer. In the event the Buyer elects not to exercise the Repurchase Rights with respect to all of the Shares, Buyer shall provide written notice to Seller of this decision. Seller may sell the Shares as to which Buyer has declined to exercise Repurchase Rights within thirty (30) days of the receipt of such notice from Buyer. If the sale is not completed within thirty (30) days of such notice, the transfer of such Shares shall again be subject to the restrictions in this Section 5(g).

         (d) The certificates representing the Shares will be legended to reflect the restrictions in this Section 5(g), and stop transfer instructions will apply.

         (e) In the event that BSI or Burley transfers Shares to Klekner as described in Section 2(x)(a) above, the number of Shares held by Burley which shall be subject to the Repurchase Rights under Section 5(g)(a), and the schedule for the removal of such restrictions for BSI or Burley shall be adjusted on a pro rata basis. A maximum of 11,000 of the Shares held by Klekner shall by subject to Repurchase Rights, with 2,200 of such 11,000 Shares becoming free of such Repurchase Rights on each anniversary of the Closing Date. If more than 11,000 Shares are transferred to Klekner, none of the excess shares over 11,000 shall be subject to the Repurchase Rights.

         (f) Notwithstanding this Section 5(g), the restrictions on transfer of Shares and the Repurchase Rights are subject to termination on the terms and conditions set forth in those certain employment agreements between Buyer and Ron Burley and Buyer and Frank Klekner.

         6. REMEDIES FOR BREACHES OF THIS AGREEMENT.

              A. SURVIVAL. All of the representations and warranties of the Seller contained in Section 2 of this Agreement (other than the representations and warranties of the Seller contained in Sections 2(a), 2(b), 2(c), and 2(d) hereof or relating to the Seller's title to the Acquired Assets) shall survive the Closing and continue in full force and effect for a period until 90 days after the applicable statute of limitations has expired with respect to any claim by the Buyer based on a claim or action by a third party and for a period of three (3) years following Closing with respect to any claim by the Buyer not based on a claim or action by a third party. All of the other representations and warranties of Seller (including the representations and warranties of Seller contained in Sections 2(a), 2(b), 2(c), and 2(d) hereof or relating to the Seller's title to the Acquired Assets) and all representations and warranties of the Buyer shall survive the Closing and continue in full force and effect forever thereafter.

              B. INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE BUYER. The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                   (i) any misrepresentation or breach of any of the Seller's representations or warranties, and covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller (so long as the Buyer make a written claim for indemnification within the applicable survival period);

                   (ii) any breach or nonfulfillment of any agreement or covenant of the Seller contained herein or in any Ancillary Agreement;

                   (iii) any Liability of the Seller; and/or

                   (iv) any Liability of the Buyer arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

              C. INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SELLER. The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyer' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyer (so long as the Seller makes a written claim for indemnification within the applicable survival period) or (ii) any breach or nonfulfillment of any agreement or covenant of the Buyer contained herein or in any Ancillary Agreement.

              D. MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

              E. LIMITATION OF LIABILITY. Notwithstanding anything in this Agreement to the contrary, after the Closing neither party shall indemnify or otherwise be liable to the other party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the Indemnified Party, in the aggregate from all indemnifiable events shall exceed Ten Thousand Dollars ($10,000) and indemnification shall be made by the indemnifying party only to the extent of such excess over Ten Thousand Dollars ($10,000); provided however that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyer to pay and discharge any Liability of the Seller to third parties from and after the Closing Date assumed by the Buyer under the terms of this Agreement; (ii) the obligation of the Seller to pay and discharge any Liability to third parties, or (iii) the Seller's obligation to deliver clear title to the Acquired Assets.


         7. DEFINITIONS.

         "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of the Seller, other than Retained Assets that are used or useful in the operation of the business of the Seller, wherever located, including but not limited to all of its (a) software owned or developed by Seller, including source code and object code version; (b) all documents, files and records; (c) all customer lists and goodwill; (d) all customer or operating manuals, training materials, references guides, and sales materials; (e) all contract and license rights; (f) all slogans, trade names and service marks; (g) copyrights; (h) real property, leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances thereto; (i) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, furniture, furnishings, other supplies, and vehicles) and all assignable warranties with respect thereto; (j) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;
(k) rights under orders and agreements now existing or entered into in the Ordinary Course of Business; (l) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (m) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (n) Licenses and similar rights obtained from governments and governmental agencies; (o) goodwill of the Seller; (p) Ten Thousand and no/100 Dollars ($10,000); and (q) all accounts receivable.

         "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

         "AFFILIATE" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

         "ASSUMED CONTRACTS" means the Leases, and those contracts identified on
Section 2(j) of the Disclosure Schedule as those to be assumed by Buyer.

         "ASSUMED LIABILITIES" means (a) obligations of the Seller which accrue after the Closing Date under the Assumed Contracts either: (i) to furnish services, and other non-Cash benefits to another party after the Closing; or
(ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, and (b) Seller's accounts payable which are listed in Section 8 of the Disclosure Schedule. The Assumed Liabilities shall not include any Retained Liabilities.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BUYER" has the meaning set forth in the preface above.

         "CASH" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "CLOSING" has the meaning set forth in Section 1(d) above.

         "CLOSING DATE" has the meaning set forth in Section 1(d) above.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPUTER SYSTEMS" has the meaning set forth in Section 2(v) above.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Seller.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 2 above.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 2(e) above.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 6(d) above.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 6(d) above.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 2(l) above.

         "KNOWLEDGE" means actual knowledge after reasonable investigation.

         "LEASES" means those real estate leases to which Seller is a party, as described in Section 2(i) of the Disclosure Schedule.

         "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LICENSES" means all governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the business and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

         "MULTI-EMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "PURCHASE PRICE " has the meaning set forth in Section 1(c) above.

         "REAL ESTATE" means the the real estate, building, fixtures and improvements which are the subject of the Leases.

         "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

         "RETAINED ASSETS" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation; and (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

         "RETAINED LIABILITIES" means any obligations or Liabilities of the Seller, including but not limited to: (i) any Liability relating to the ownership or operation of the business prior to the Closing; (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; or (iv) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

         "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

         "SELLER" has the meaning set forth in the preface above.

         "SUBSIDIARY," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which ) 50% or more of (i) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

         "SHARES" has the meaning set forth in Section 1(c) above.

         "SOFTWARE" has the meaning set forth in Section 2(l) above.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY INTELLECTUAL PROPERTY" has the meaning set forth in
Section 2(l)(3) above.

         8. TERMINATION.

              A. TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                   (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                   (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Seller from the Buyer; and

                   (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer are in breach of any representation, warranty, or covenant contained in this Agreement; provided, however that if such breach is capable being cured, such breach remains uncured for twenty
         (20) days after notice of breach is received by the Buyer from the Seller.

              B. EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         9. MISCELLANEOUS.

              A. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

              B. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

              C. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and enure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyer may assign all of their right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor or to any successor to the Buyer in the event of any sale, merger or consolidation of the Buyer, and (ii) Buyer may assign their indemnification claims and their rights under the warranties and representations of the Seller to the financial institution(s) providing financing to the Buyer in connection with this transaction.

              D. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              E. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              F. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

              If to the Seller:
              Mr. Ron Burley
              Broadcast Software International Inc.
              1925 Bailey Hill Road, Suite A
              Eugene, Oregon  97405
              Phone: (541) 338-8588
              Fax: (541) 338-8656

              Copy to:

              Thomas Herrmann, Esquire
              Gleaves Swearingen Larsen Potter Scott & Smith LLP
              975 Oak Street
              Suite 800
              Eugene, Oregon  97401
              Phone:  (541) 686-8833
              Fax: (541) 345-2034

              (which copy shall not constitute notice to Seller)

              If to the Buyer:

              Cumulus Broadcast Software International, Inc.
              c/o Cumulus Broadcasting, Inc.
              111 E. Kilbourn Avenue, Suite 2700
              Milwaukee, WI 53202
              Attn: Terrence J. Leahy
              Fax: (414) 615-2880

              With a copy to:

              Cumulus Broadcasting, Inc.
              875 N. Michigan Avenue
              Suite 3650
              Chicago, Illinois 60611
              Attn: Richard J. Bonick
              Fax: (312) 867-0098

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

              G. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Oregon.

              H. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              I. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

              J. EXPENSES. The Buyer and the Seller will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller and the Buyer will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyer.

              K. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

              L. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                    * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


CUMULUS MEDIA INC.


By: /s/ Richard Weening
   ---------------------------
         Richard Weening
Title:   Executive Chairman



BROADCAST SOFTWARE INTERNATIONAL INC.


By: /s/ Ron Burley
   ------------------------------
     Ron Burley         (printed)
   ------------------------------
Title: President
      ---------------------------



MR. RON BURLEY
 /s/ Ron Burley
---------------------------------